Exhibit 99.2

Definitive

CELSION CORPORATION ANNOUNCES NEW PRESIDENT/CEO

Michael H. Tardugno Joins Company from Mylan Technologies, Inc

Columbia, MD – December 21, 2006: CELSION CORPORATION (AMEX: CLN) today announced the appointment of Michael H. Tardugno, as President and Chief Executive Officer, effective January 3, 2007.

Mr. Tardugno, age 55, brings extensive pharmaceutical industry leadership experience to Celsion. He joined Mylan Laboratories, Inc (NYSE:MYL) in February 2005 as Senior Vice President and General Manager of Mylan Technologies Inc, a subsidiary whose technology focuses on transdermal drug delivery systems. From 1998 to 2005 he was Executive Vice President and a founding member of management of Songbird Hearing, Inc, where he forged a number of significant agreements with major US and International partners in the development and commercialization of the world’s first disposable hearing aid. Before Songbird, Michael was a Senior Vice President for ConvaTec, a division of Bristol-Myers Squibb (1996 to 1998), and Vice President of Technology Development and Manufacturing for Bausch & Lomb (1989 to 1995). Michael began his career with Abbott Laboratories holding positions in pharmaceutical operations, principally as plant manager for the company’s Ross Laboratories Division nutritional business. He holds a B.S. biology/chemistry minor from St. Bonaventure University and attended the Harvard Business School executive program.

Dr. Max Link, Chairman of Celsion’s Board of Directors said “The addition of Michael’s leadership to our strong clinical team will be invaluable to Celsion as we continue the development of ThermoDox™, our thermo-sensitive liposomal encapsulation of doxorubicin. His solid experience in pharmaceutical and related FDA regulated businesses will be an important asset in leading the company in its strategic growth and relations with investors, as Celsion moves towards pivotal clinical studies in primary liver and recurrent chest wall breast cancer.”

Mr. Tardugno commented, “I am excited to be joining Celsion at this critical stage in its development. The company has an outstanding technology platform from which a strong and growing oncology drug development company can be built. I am delighted to have the opportunity to work with Celsion’s management and employees to further develop our technology and to grow the value of the firm.”

About Celsion: The Prolieve Thermodilatation system is a minimally invasive transurethral microwave system which combines a transurethral microwave thermotherapy device with pressure applied by a balloon catheter.

Prolieve is marketed, in the United States under an exclusive distribution agreement, with Boston Scientific Corporation.

Celsion has research, license or commercialization agreements with leading institutions such as the National Institutes of Health, Duke University Medical Center, Massachusetts Institute of Technology, Harbor UCLA Medical Center, Montefiore Medical Center and Memorial Sloan-Kettering Cancer Center in New York City,

Roswell Park Cancer Institute in Buffalo, New York, and Duke University. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

For Further Information Contact:

Tony Deasey	General Info: Marilynn Meek
Celsion Corporation	Financial Relations Board
410.290.5390	212-827-3773
tony@celsion.com	mmeek@financialrelationsboard.com
Investor Info: Susan Garland
212-827-3775
sgarland@financialrelationsboard.com

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